Exhibit 10.40

EXECUTION COPY

December 17, 2008

Ms. Jenna Lyons Mazeau

Dear Jenna:

Reference is made herein to the letter agreement between you and J.Crew Group, Inc. (the “Parent”) and its operating subsidiaries (collectively with the Parent, the “Company”), dated December 10, 2007 (the “Original Agreement”), which sets forth certain terms and conditions of your employment with the Company. You hereby acknowledge and agree, by your signature below, that it is the intent of the parties hereto to amend the terms and conditions of your employment, as reflected in the Original Agreement, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. In connection therewith, this letter agreement (the “Agreement”) amends and restates the terms and conditions of your employment with the Company, and thus supersedes the Original Agreement, effective as of the date hereof.

1. Employment.

(a) The Company hereby agrees to continue to employ you during the “Employment Period” (as defined below) in the position of Creative Director, and you hereby agree to continue to serve the Company in such capacity. As Creative Director, in addition to your responsibilities as former Senior Vice President of Womens’ Design, you will also be responsible for creative direction of catalog and e-commerce. You shall continue to report to the Chief Executive Officer.

(b) During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2. Employment Period.

(a) The “Employment Period” commenced effective as of the date you executed the Original Agreement (the “Effective Date”) and shall terminate (“Termination Date”) upon the earliest to occur of (i) the fifth anniversary of the Effective Date (the “Scheduled Termination Date”), (ii) your death or Disability (as defined below), (iii) voluntary termination of employment by you without Good Reason (as defined below) on at least two months prior notice, unless waived by the Company, (iv) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(e) below, (v) termination of employment by the Company without Cause (as defined below) or (vi) termination of employment by the Company for Cause. The Scheduled Termination Date shall be extended for successive one year periods beginning on the fifth anniversary of the Effective Date and on each anniversary thereafter, unless either the Company or you notifies

2 Penn Plaza New York NY 10121 Tel 212 209 2500 Fax 212 209 8378

the other in writing at least four months prior to the applicable Scheduled Termination Date of its intention not to extend the Scheduled Termination Date further in which case the Employment Period shall terminate on such Scheduled Termination Date.

(b) Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date. If the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, you will be entitled to the following severance benefits (the “Severance Benefits”): (i) continuation of your Base Salary as in effect immediately prior to such termination (your “Ending Base Salary”, and such continuation of your Ending Base Salary being referred to herein as the “Continuation Severance Payment”) and medical benefits which may be provided by the Company reimbursing payment of COBRA premiums if any (“Continuation Medical Benefit”) for a period of one (1) year (the “Severance Period”) after the Termination Date and (ii) on the date that is six months and one day after the Termination Date, a lump sum amount equal to the Annual Bonus, if any, that you received for the fiscal year ended prior to the fiscal year which includes the Termination Date (“Severance Period Bonus”). In addition, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason prior to the second anniversary of the Effective Date and subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will also receive as part of the Severance Benefits immediate vesting as of the Termination Date of the unvested portion of all stock option and restricted stock awards that were granted to you prior to the Company’s initial public offering in June 2006. Your right to receive the Severance Benefits outlined above are subject to and conditioned upon your execution of a valid general release and waiver within 60 days after your termination of employment (and any payment that constitutes non-qualified deferred compensation under Section 409A of the Code and any regulations thereunder that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period) in a form reasonably satisfactory to the Company waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in Section 4 hereof. Notwithstanding anything herein to the contrary, your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise (“New Employment”); provided that if the base salary you receive pursuant to such New Employment and any guaranteed bonus or other forms of cash compensation payments relating to the Severance Period whether or not paid during the Severance Period, (“New Compensation”) is less than your Ending Base Salary, the Company will continue to pay you an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis and your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding medical benefits coverage reasonably requested by the Company. The Company shall have no additional obligations under this Agreement, including under any severance or termination pay plan, and your rights under any benefit plan of the Company to vested benefits or welfare benefits will be determined pursuant to the terms of the applicable plan.

Notwithstanding the foregoing paragraph, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, and you are a “specified employee” within the meaning of Section 409A of Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any amounts that are considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) payable to you on account of your termination of employment during the six month period immediately following the date of your “separation from service” within the meaning of Section 409A of the Code (not including any accrued but unpaid Base Salary as of your Termination Date) shall be deferred and accumulated for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death).

(c) For purposes of this Agreement, the term “Cause” shall mean (i) the indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by a federal or state government or governmental authority or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court or governmental authority or agency to have committed any such violation, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a willful and material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, (v) the willful disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, and (vi) your violation of or failure to comply with (A) any Company policy, including, without limitation, the Code of Ethics and Business Practices, or (B) any legal or regulatory obligations or requirements, provided that with respect to this Section 2(c)(vi), you shall be given thirty (30) days to cure such violation to the extent such violation is reasonably susceptible to cure. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause pursuant to sections (i) or (iv) of this Section 2(c), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Parent (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(d) For purposes of this Agreement, the term “Disability” shall mean your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

(e) For purposes of this Agreement, the term “Good Reason” shall mean (i) any action by the Company that results in a material and continuing diminution in your position, authority, duties or responsibilities, including without limitation an adverse change in your title from Creative Director or a change such that you no longer report directly to the Chief Executive Officer in accordance with Section 1(a) above; (ii) a material reduction by the Company in your Base Salary or Annual Bonus opportunity as in effect on the Effective Date or as the same may be increased from time to time; or (iii) a relocation of your principal place of employment to more than fifty (50) miles from your principal place of employment, in each case without your written consent. Termination of your employment for “Good Reason” shall not be effective until you deliver to the Board a written notice specifically identifying the conduct of the Company which you believe constitutes “Good Reason” in accordance with this Section 2(e) and you provide the Board at least thirty (30) days to remedy such conduct.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall be $675,000 (“Base Salary”) and shall be paid pursuant to regular Company payroll practices. Your Base Salary may be increased (but not decreased) from time to time by the Company in its sole discretion.

(b) Annual Bonus. In addition to the Base Salary, in each fiscal year during the Employment Period, you will continue to have the opportunity to earn an annual bonus (“Annual Bonus”) at the following increased percentage of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals established by the Company: target bonus of 50% up to a maximum bonus of 100% of Base Salary. Any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment, except for any Severance Period Bonus payable pursuant to Section 2(b) hereof, and in no event will such Annual Bonus be paid later than the 15th day of the third month following the close of the fiscal year to which the Annual Bonus relates.

(c) Contract Supplement. The Company shall pay you a one-time cash contract supplement of $2,000,000, which will be paid to you within thirty (30) days after the Effective Date; provided, that if the Employment Period is terminated prior to the second anniversary of the Effective Date for any reason other than by the Company without Cause or by you for Good Reason, you shall immediately reimburse the Company for the full $2,000,000 amount of the contract supplement; provided further, that if the Employment Period is terminated following the second anniversary but prior to the fourth anniversary of the Effective Date for any reason other than by the Company without Cause or by you for Good Reason, you shall immediately reimburse the Company for $1,000,000 of the contract supplement. In the event that you fail to fully reimburse the Company for the applicable amount described in the preceding sentence, the Company shall be entitled to offset, in accordance with (and to the extent permitted by) Section 409A of the Code, against any amounts otherwise payable to you.

(d) Equity. As soon as reasonably practicable after the Effective Date and subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company will cause the Parent to grant you 50,000 restricted shares of Common Stock (the “Restricted Stock Grant”). Fifty percent (50%) of the shares underlying the Restricted Stock Grant shall become vested, if at all, on each of the fourth and fifth anniversaries of the grant date, based on achievement of an increase in total shareholder return (TSR) (as defined in the restricted stock grant agreement) over a three year period commencing on the grant date equal to or exceeding 30%. The Restricted Stock Grant shall be subject to and governed by the Company’s 2005 Equity Incentive Plan and shall be evidenced by a separate restricted stock grant agreement.

(e) Employee Benefits. During the Employment Period, you will continue to be entitled to participate in the Company’s benefit package made generally available to associates of the Company. The Company reserves the right to change these benefits at any time in its sole discretion.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, or (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term “Competitive Business” means the retail, mail order and internet specialty apparel and accessories business and any other business the Company or its affiliates is engaged in on the Termination Date. Notwithstanding anything herein to the contrary, the provisions of this Section 4(a) shall not apply in any of the following circumstances: (i) the Company terminates the Employment Period without Cause, (ii) you terminate the Employment Period for Good Reason, or (iii) the Company elects not to extend the Scheduled Termination Date pursuant to Section 2(a) above.

(b) During the Employment Period and for a period of twelve months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

(c) You shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets (collectively, the “Confidential Information”). You and the Company hereby stipulate and agree that as between the parties the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of your employment with the Company for any reason, you will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes. Notwithstanding the foregoing, this Section 4(c) shall not apply with respect to any information that is currently or becomes (i) publicly known or available in the absence of any improper or unlawful action on your part, or (ii) known or available to you other than through or on behalf of the Company. Further, during the Employment Period and thereafter, you agree not to directly or indirectly disparage or defame the Company, its affiliates or any of their directors, officers or employees.

(d) You also agree that breach of the provisions provided in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Section 4, the Company will be entitled to an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4.

5. Work Product. You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that you create, develop or assemble in connection with your employment with the Company shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion. You shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were earlier communicated to you in confidence by any third party, or (ii) which you know or have reason to know is the proprietary information of any third party, or (iii) which is subject to any claim of proprietary interest by any third party. Further, you shall adhere to and comply with the Company’s Code of Ethics and Business Practices. All Intellectual Property created or assembled in connection with your employment with the Company shall be the permanent and exclusive property of the Company. You and the Company mutually agree that all Intellectual Property and work product created in connection with this agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company. If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then you agree not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company. The Company shall have the right to use your name and likeness in connection with the sale, display and advertising of any product designed by you during your employment with the Company; provided that, at any time after the Termination Date, such use is limited to use in conjunction with the trademark “J.Crew” or any other trademark of the Company under which such product was originally sold, displayed or advertised. Subject to Section 4(a) hereof, you shall have the right to use your own name and likeness in connection with the sale, display and advertising of any product designed by you to which the Company does not have proprietary or exclusive rights; provided that nothing herein shall give you any right to use any trademark owned by the Company for any purpose without the prior written consent of the Company.

6. Purchases and Sales of Company Securities. You agree to use your reasonable best efforts to comply in all respects with the Company’s applicable written policies, including the J.Crew Group, Inc. Trading Manual, regarding the purchase and sale of the Company’s securities by employees, as such written policies may be amended from time to time and disclosed to you. In particular, and without limitation, you agree that you shall not purchase or sell Company securities (i) at any time that you possesses material non-public information about the Company or any of its businesses; and (ii) while an employee during any “trading blackout period” as may be determined by the Company and set forth in the Company’s applicable written policies from time to time.

7. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J.Crew Group, Inc.

2 Penn Plaza

26th Floor

New York, NY 10121

Attention: General Counsel

If to you:

To the address on file with the Company

or to such other address as any party may designate by notice to the other.

(b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment (including, without limitation, the Original Agreement).

(c) This Agreement shall inure to the benefit of and be an obligation of the Company’s assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(k) If any provision of this agreement (or any award of compensation or benefits provided under this agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code.

(signatures on following page)

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ MILLARD DREXLER
Millard S. Drexler Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ JENNA LYONS
Jenna Lyons Mazeau

Date: December 23, 2008